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CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
Lowe's Companies, Inc. and Subsidiary Companies
Dollars in Thousands                                                   For the six months ended July 31
                                                                       ____________________________________
                                                                             1994               1993
Cash Flows From Operating Activities:
     Net Earnings                                                         123,104             74,408
     Adjustments to Reconcile Net Earnings to Net Cash
       Provided By (Used In) Operating Activities:
         Depreciation                                                      50,162             38,171
         Amortization of Original Issue Discount                            1,572                  0
         Increase (Decrease) in Deferred Income Taxes                       5,610               (904)
         Loss on Disposition/Writedown of Fixed and Other Assets            2,798              3,508
         Decrease (Increase) in Operating Assets:
           Accounts Receivable - Net                                      (44,360)           (23,125)
           Merchandise Inventory                                          (88,007)          (147,461)
           Other Operating Assets                                          29,479             (9,480)
         Increase (Decrease) in Operating Liabilities:
           Accounts Payable                                                48,863             14,458
           Employee Retirement Plans                                       20,996             17,543
           Accrued Store Restructuring                                     (4,348)            (4,380)
           Other Operating Liabilities                                     45,806             30,919
     Net Cash Provided by (Used in) Operating Activities                  191,675             (6,343)

Cash Flows from Investing Activities:
     Decrease (Increase) in Investment Assets:
       Short-Term Investments                                            (150,452)           (82,935)
       Purchases of Long-Term Investments                                 (13,800)            (9,750)
       Proceeds from Sale/Maturity of Long-Term Investments                11,368              3,284
       Other Long-Term Assets                                              (1,663)               976
     Fixed Assets Acquired                                               (161,051)          (137,387)
     Proceeds from the Sale of Fixed and Other Long-Term Assets             5,184              7,956
     Net Cash Used in Investing Activities                               (310,414)          (217,856)

Cash Flows from Financing Activities:
  Sources:
     Long-Term Debt Borrowings                                                500            281,915
     Net Decrease in Short-Term Borrowings                                   (329)              (275)
     Net Proceeds from Issuance of Common Stock                           316,193
     Stock Options Exercised                                                  916                586
     Total Financing Sources                                              317,280            282,226

  Uses:
     Repayment of Long-term Debt                                          (19,606)            (2,150)
     Cash Dividend Payments                                                (5,929)           (11,745)
     Common Stock Purchased for Retirement                                    (78)
     Total Financing Uses                                                 (25,613)           (13,895)
     Net Cash Provided by Financing Activities                            291,667            268,331

  Net Increase in Cash and Cash Equivalents                               172,928             44,132
  Cash and Cash Equivalents, Beginning of Period                           73,253             48,949
  Cash and Cash Equivalents, End of Period                                246,181             93,081


See accompanying notes to consolidated condensed financial statements and Independent Accountants' Report.


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